EXHIBIT 99.3

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
THE MILLS CORPORATION

We have audited the accompanying consolidated balance sheets of The Mills Corporation as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements are the responsibility of the management of The Mills Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Mills Corporation as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 of the Notes to the Consolidated Financial Statements, in 2002 the Company changed its method of accounting for stock-based compensation plans, and in 2001 changed its method of accounting for certain derivative instruments. As discussed in Note 20 of the Notes to the Consolidated Financial Statements, in 2003, the Company reclassified the presentation of losses on debt extinguishments and discontinued operations.

/s/ Ernst & Young LLP

McLean, Virginia
February 19, 2003,
except for the first and second paragraphs
of Note 18, as to which the date
is March 27, 2003, and for Note 20, as to
which the date is June 9, 2003

THE MILLS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,

ASSETS	2002	2001

Income producing property:
Land and land improvements	$246,273	$166,804
Building and improvements	995,914	724,545
Furniture, fixtures and equipment	54,250	44,989
Less: accumulated depreciation and amortization	(290,461)	(249,853)

Net income producing property	1,005,976	686,485
Land held for investment and/or sale	11,531	8,818
Construction in progress	103,278	70,702
Real estate assets held for disposition, net	61,748	62,359
Investment in unconsolidated joint ventures	682,723	341,819

Net real estate and development assets	1,865,256	1,170,183
Cash and cash equivalents	79,195	9,376
Restricted cash	28,600	30,133
Accounts receivable, net	40,550	30,241
Notes receivable	23,650	16,911
Deferred costs, net	93,749	66,339
Other assets	24,421	2,051

TOTAL ASSETS	$2,155,421	$1,325,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages, notes, and loans payable	$1,243,062	$967,268
Liabilities on real estate held for disposition	55,620	56,626
Accounts payable and other liabilities	105,205	72,510

	1,403,887	1,096,404

Minority interest	132,261	57,090
Series A cumulative convertible preferred stock, par value $0.01, authorized and outstanding 750,000 shares in 2002 and 2001	75,000	75,000

Series B cumulative redeemable preferred stock, par value $0.01, 4,300,000 authorized, issued and outstanding in 2002	107,500	—
Series C cumulative redeemable preferred stock, par value $0.01, 3,450,000 authorized and 3,400,000 issued and outstanding in 2002	85,000	—
Common stock, par value $0.01, authorized 100,000,000 shares, 43,196,297 and 28,462,926 shares issued and outstanding in 2002 and 2001, respectively	432	285
Additional paid-in capital	822,168	533,374
Accumulated deficit	(450,898)	(424,639)
Accumulated other comprehensive loss	(14,353)	(5,107)
Deferred compensation	(5,576)	(7,173)

Total stockholders’ equity	544,273	96,740

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,155,421	$1,325,234

See Accompanying Notes to Consolidated Financial Statements

THE MILLS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Years Ended December 31,

	2002	2001	2000

REVENUES:
Minimum rent	$119,568	$100,642	$102,230
Percentage rent	2,267	1,518	2,891
Recoveries from tenants	58,123	50,975	52,006
Other property revenue	15,748	15,211	10,314
Management fee income from unconsolidated joint ventures	10,925	10,436	8,445
Other fee income from unconsolidated joint ventures	8,856	8,097	8,637

Total operating revenues	215,487	186,879	184,523

EXPENSES:
Recoverable from tenants	52,562	43,065	44,333
Other operating	6,281	5,684	5,362
General and administrative	17,736	17,352	15,691
Depreciation and amortization	48,405	36,675	37,779

Total operating expenses	124,984	102,776	103,165

	90,503	84,103	81,358
OTHER INCOME AND EXPENSES:
Equity in earnings of unconsolidated joint ventures	30,509	12,398	16,224
Interest income	7,440	4,048	4,868
Interest expense	(48,156)	(53,731)	(55,710)
Loss on extinguishment of debt	(1,260)	(16,624)	(3,147)
Other income (expense)	(653)	(2,307)	(4,210)
Foreign currency exchange gains, net	11,582	—	—

INCOME BEFORE GAIN ON SALE OF INTEREST IN FOODBRAND L.L.C., SALE OF COMMUNITY CENTERS, DISCONTINUED OPERATIONS AND MINORITY INTEREST	89,965	27,887	39,383
Gain on sale of interest in FoodBrand L.L.C	—	6,420	—
Gain on sale of community centers	—	—	18,370

INCOME BEFORE DISCONTINUED OPERATIONS AND MINORITY INTEREST	89,965	34,307	57,753
Discontinued operations	397	403	8

INCOME BEFORE MINORITY INTEREST	90,362	34,710	57,761
Minority interest	(27,887)	(13,468)	(23,341)

NET INCOME	62,475	21,242	34,420
Series B and Series C Preferred Stock dividends	(2,555)	—	—

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$59,920	$21,242	$34,420

EARNINGS PER COMMON SHARE — BASIC:
Income before discontinued operations per common share available to stockholders	$1.67	$0.83	$1.48
Discontinued operations per common share	0.01	0.02	—

Income per common share	$1.68	$0.85	$1.48

EARNINGS PER COMMON SHARE — DILUTED:
Income before discontinued operations per common share available to stockholders	$1.65	$0.82	$1.47
Discontinued operations per common share	0.01	0.02	—

Income per common share	$1.66	$0.84	$1.47

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	35,491	25,042	23,295

Diluted	36,355	25,491	23,338

DIVIDENDS PAID PER COMMON SHARE	$2.18	$2.12	$2.05

See Accompanying Notes to Consolidated Financial Statements

THE MILLS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

		Common Stock				Accumulated
				Additional		Other			Total
	Preferred			Paid-In	Accumulated	Comprehensive	Deferred		Comprehensive
	Stock	Shares	Amount	Capital	Deficit	Loss	Compensation	Total	Income

BALANCES, DECEMBER 31, 1999	$—	23,192	$232	$440,924	$(379,306)	$—	$(1,823)	$60,027	$—
Restricted stock incentive program	—	168	2	2,883	—	—	(2,885)	—	—
Amortization of restricted stock incentive program	—	—	—	—	—	—	1,728	1,728	—
Units exchanged for common stock	—	3	—	53	(53)	—	—	—	—
Exercise of stock options	—	46	—	829	—	—	—	829	—
Dividends declared	—	—	—	—	(49,070)	—	—	(49,070)	—
Net income	—	—	—	—	34,420	—	—	34,420	34,420

BALANCES, DECEMBER 31, 2000	—	23,409	234	444,689	(394,009)	—	(2,980)	47,934	$34,420

Cumulative effect of a change in accounting principle	—	—	—	—	—	(1,279)	—	(1,279)	$(1,279)
Restricted stock incentive program	—	365	4	9,172	—	—	(9,176)	—	—
Amortization of restricted stock incentive program	—	—	—	—	—	—	4,983	4,983	—
Units exchanged for common stock	—	276	3	7,071	—	—	—	7,074	—
Exercise of stock options	—	438	4	8,308	—	—	—	8,312	—
Sale of common stock, net of expenses	—	4,025	40	90,744	—	—	—	90,784	—
Repurchase and retirement of common stock	—	(50)	—	(1,102)	—	—	—	(1,102)	—
Change in fair value of cash flow hedges	—	—	—	—	—	(3,828)	—	(3,828)	(3,828)
Dividends declared	—	—	—	—	(51,872)	—	—	(51,872)	—
Adjustment to minority interests	—	—	—	(25,508)	—	—	—	(25,508)	—
Net income	—	—	—	—	21,242	—	—	21,242	21,242

BALANCES, DECEMBER 31, 2001	—	28,463	285	533,374	(424,639)	(5,107)	(7,173)	96,740	$16,135

Sale of series B preferred stock	107,500	—	—	(3,723)	—	—	—	103,777	$—
Sale of series C preferred stock	85,000	—	—	(3,175)	—	—	—	81,825	—
Restricted stock incentive program	—	172	2	4,410	—	—	(4,412)	—	—
Amortization of restricted stock incentive program	—	—	—	—	—	—	6,009	6,009	—
Units exchanged for common stock	—	560	5	16,253	—	—	—	16,258	—
Exercise of stock options	—	683	7	13,823	—	—	—	13,830	—
Sale of common stock, net of expenses	—	13,318	133	364,263	—	—	—	364,396	—
Change in fair value of cash flow hedges	—	—	—	—	—	(9,246)	—	(9,246)	(9,246)
Dividends declared, common stock	—	—	—	—	(86,179)	—	—	(86,179)	—
Dividends declared, Series B and Series C Preferred Stock	—	—	—	—	(2,55 5)	—	—	(2,555)	—
Adjustment to minority interests	—	—	—	(103,057)	—	—	—	(103,057)	—
Net income	—	—	—	—	62,475	—	—	62,475	62,475

BALANCES, DECEMBER 31, 2002	$192,500	43,196	$432	$822,168	$(450,898)	$(14,353)	$(5,576)	$544,273	$53,229

See Accompanying Notes to Consolidated Financial Statements

THE MILLS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Income before minority interests	$90,362	$34,710	$57,761
Adjustments to reconcile income before minority interests to net cash provided by operating activities:
Net accretion of note receivable	(335)	(548)	(470)
Depreciation and amortization	48,405	36,675	37,779
Depreciation from discontinued operations	1,145	1,145	286
Amortization of finance costs	5,347	3,565	2,899
Loss on extinguishment of debt	1,260	16,624	3,147
Write-off of abandoned projects	2,717	3,799	6,279
Provision for losses on accounts receivable	798	1,852	874
Equity in earnings of unconsolidated joint ventures	(30,509)	(12,398)	(16,224)
Gain on sales of property	(2,500)	(153)	(1,255)
Gain on sale of community centers	—	—	(18,370)
Gain on sale of interest in FoodBrand L.L.C.	—	(6,420)	—
Gain from foreign currency exchange, net	(11,582)	—	—
Amortization of restricted stock incentive program	6,009	4,983	1,728
Other changes in assets and liabilities:
Accounts receivable	(663)	(1,820)	(8,738)
Notes receivable	1,897	4,298	1,189
Other assets	(1,248)	5,881	(1,903)
Accounts payable and other liabilities	(17,716)	(1,805)	13,404

Net cash provided by operating activities	93,387	90,388	78,386

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in real estate and development assets	(277,122)	(168,053)	(138,450)
Distributions received from unconsolidated joint ventures	42,224	28,134	44,003
Proceeds from sale of community centers, net	—	—	22,536
Proceeds from sale of property, net	5,000	350	3,840
Proceeds from sale of interest in FoodBrand L.L.C.	—	9,549	—
Acquisitions of real estate	(207,399)	—	—
Notes receivable	(9,778)	(8,687)	—
Deferred costs	(2,719)	(7,655)	(9,971)

Net cash used in investing activities	(449,794)	(146,362)	(78,042)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgages, notes and loans payable	357,634	711,863	397,436
Repayments of mortgages, notes and loans payable	(379,003)	(706,369)	(301,711)
Refinancing costs	(5,278)	(21,321)	(5,542)
Decrease (increase) in restricted cash	533	(10,569)	(2,347)
Proceeds from public offering of common stock, net	364,396	90,784	—
Proceeds from sale of Series A Preferred Stock, net	—	69,343	—
Proceeds from sale of Series B and C Preferred Stock, net	185,602	—	—
Repurchase of common stock, net	—	(1,102)	—
Dividends paid to preferred shareholders	(618)	—	—
Dividends paid to common shareholders	(74,602)	(51,872)	(49,070)
Distributions to minority interests	(36,268)	(34,166)	(32,527)
Proceeds from exercise of stock options	13,830	8,312	829

Net cash provided by financing activities	426,226	54,903	7,068

Net increase (decrease) in cash and cash equivalents	69,819	(1,071)	7,412
Cash and cash equivalents, beginning of year	9,376	10,447	3,035

Cash and cash equivalents, end of year	$79,195	$9,376	$10,447

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized	$48,205	$54,529	$45,807

Non-cash investing and financing information provided in Note 17.

See Accompanying Notes to Consolidated Financial Statements

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share, unit and per share data)

1. ORGANIZATION

     The Mills Corporation (the “Company”) is a fully integrated, self-managed real estate investment trust (“REIT”) and provides all development, redevelopment, leasing, financing, management and marketing services with respect to all properties currently in operation. The Company conducts all of its business and owns all of its properties through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. The Company is the sole general partner of Mills LP in which it owns a 1% general partner interest and a 71.68% limited partner interest as of December 31, 2002.

     The Company wholly owns or has ownership interests in and develops, redevelops, leases, acquires, expands and manages a portfolio currently consisting of 15 retail and entertainment-oriented centers (13 super-regional “Landmark Mills Centers” and two “21st Century Retail/Entertainment Centers”), two community shopping centers (the “Community Centers”), a portfolio of 46 single tenant properties subject to net leases that operate as CVS pharmacies (“Net Lease Properties”), and other related commercial development. The Landmark Mills Centers and the 21st Century Retail/Entertainment Centers comprise the primary focus of the Company’s operations. The Company also focuses on developing projects internationally, its first international retail and entertainment project, Madrid Xanadú is currently under construction. As of December 31, 2002, Mills LP owns or holds an interest in the following operating projects:

LANDMARK MILLS CENTERS
Arizona Mills	Tempe, AZ (Phoenix)

Arundel Mills	Anne Arundel County, MD (Baltimore/Washington, DC)
Colorado Mills	Lakewood, CO (Denver)
Concord Mills	Concord, NC (Charlotte)
Discover Mills	Sugarloaf, GA (Atlanta)
Franklin Mills	Philadelphia, PA
Grapevine Mills	Grapevine, TX (Dallas/Fort Worth)
Gurnee Mills	Gurnee, IL (Chicago)
Katy Mills	Katy, TX (Houston)
Ontario Mills	Ontario, CA (Los Angeles)
Opry Mills	Nashville, TN
Potomac Mills	Woodbridge, VA (Washington, DC)
Sawgrass Mills and The Oasis at Sawgrass	Sunrise, FL (Ft. Lauderdale)
21st CENTURY RETAIL AND ENTERTAINMENT CENTERS
Riverside Square	Hackensack, NJ (New York City/Northern New Jersey)
The Block at Orange	Orange, CA (Los Angeles)
COMMUNITY CENTERS
Concord Mills Marketplace	Concord, NC (Charlotte)
Liberty Plaza	Philadelphia, PA

     The Company is actively involved in the development of a number of projects, including Madrid Xanadú (Madrid, Spain), St. Louis Mills (St. Louis, MO), Cincinnati Mills (Cincinnati, OH), Pittsburgh Mills (Pittsburgh, PA) Vaughan Mills (Toronto, Canada), Meadowlands Xanadu (East Rutherford, NJ), and San Francisco Piers 27-31 (San Francisco, CA).

     Additionally, Mills LP owns MillsServices Corp. (“MSC”), a taxable REIT subsidiary formed in connection with the Company’s initial public offering to provide development, management, leasing and financial services to entities in which the Company is not a significant investor. MSC owns 100% of Mills Enterprises, Inc. (“MEI”), an entity that holds investments in certain retail joint ventures and owns 60% of FoodBrand L.L.C. (“FoodBrand”) (see Note 4) the Company’s food and beverage entity that was created in 1999 to master lease, manage and operate food courts and restaurants at the Company’s properties.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

1. ORGANIZATION (Continued)

     Prior to August 2001, Mills LP owned 5% of the voting common stock and 99% of the non-voting preferred stock of MSC. Through its ownership of 99% of MSC’s non-voting preferred stock, Mills LP had the perpetual right to receive 99% of the economic benefits (i.e. cash flows) generated by MSC’s operations. The Company provided all of the operating capital of MSC. The two individuals who had contributed nominal amounts of equity to MSC for 95% of MSC’s voting common shares and 1% of MSC’s preferred stock were officers and directors of both MSC and the Company. These two individuals’ interests were aligned with the interests of the Company’s management. Also, all of MSC’s Board members were also Board members of the Company. All of these factors resulted in the Company having a controlling financial interest in MSC, and accordingly, the operations of MSC were consolidated by the Company. In August 2001, the Mills LP acquired 95% of MSC’s voting common stock and 1% of MSC’s non-voting preferred stock that it did not already own for fair market value, totaling $170.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Company conducts its business through Mills LP, the Mills LP’s wholly owned subsidiaries and affiliates. The consolidated financial statements include the accounts of the Company and all subsidiaries that the Company controls. The Company does not consider itself to be in control of an entity when major business decisions require the approval of at least one other general partner. Accordingly, the Company accounts for its joint ventures under the equity method (see Note 7).

     All significant intercompany transactions and balances have been eliminated in consolidation. Minority interest represents the ownership interests in Mills LP not held by the Company.

REAL ESTATE AND DEVELOPMENT ASSETS

     Income producing property is stated at cost and includes all costs related to acquisition, development, leasing and construction, including tenant improvements, interest incurred during construction, costs of pre-development and certain direct and indirect costs of development. Cost incurred during the predevelopment stage are capitalized once management has identified and secured a site, determined that the project is feasible and it is probable that management will be able to proceed. Land held for sale is carried at the lower of cost or fair value less costs to sell. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of the assets are capitalized.

     Income producing properties are individually evaluated for impairment when various conditions exist that may indicate that it is probable that the sum of expected undiscounted future cash flows from a property are less than its historical net cost basis. Upon determination that a permanent impairment has occurred, the Company records an impairment charge equal to the excess of historical cost basis over fair value. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.

     The Company is actively pursuing acquisition opportunities and will not be successful in all cases; costs incurred related to these acquisition opportunities are expensed when it becomes probable that the Company will not be successful in the acquisition.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REAL ESTATE AND DEVELOPMENT ASSETS (Continued)

     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and improvements	40 years
Land improvements	20 years
Furniture, fixtures and equipment	7 years

     Total depreciation expense was $30,299, $25,755, and $26,312, excluding depreciation expense from discontinued operations of $1,145, $1,145 and $286, for the years ended December 31, 2002, 2001 and 2000, respectively.

     Total interest expense capitalized to real estate and development assets, including amounts capitalized on the Company’s investments in unconsolidated joint ventures under development, was $40,739, $25,670, and $21,058 for the years ended December 31, 2002, 2001, and 2000, respectively.

     Acquisitions of properties are accounted for utilizing the purchase method and, accordingly, the results of operations are included in the Company’s results of operations from the respective dates of acquisition. The Company uses various valuation methods to allocate the purchase price of acquired property between land, buildings and improvements, equipment, and other identifiable intangibles such as lease origination costs, acquired below market leases, and any debt assumed. The Company’s allocation of the purchase prices for the 2002 acquisitions is preliminary and is subject to change.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. Included in cash and cash equivalents at December 31, 2002 are short-term municipal bonds which mature in January 2003.

RESTRICTED CASH

     Restricted cash consists primarily of funds invested in cash collateral accounts. The purpose of the cash collateral accounts is to hold proceeds from certain transactions and to fund maintenance reserves, interest, taxes and payments on debt. The cash collateral accounts are controlled by the lenders.

ACCOUNTS RECEIVABLE

     Accounts receivable include amounts billed to tenants, deferred rent receivable arising from straight-lining of rents and accrued recoveries from tenants. Management evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. The allowance for doubtful accounts was $2,104 and $1,478 at December 31, 2002 and 2001, respectively.

DEFERRED COSTS

     Deferred costs consist of loan fees and related expenses which are amortized on a straight-line basis that approximates the interest method over the terms of the related notes. In addition, deferred costs include leasing charges, comprised of tenant construction allowances and direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases. Total amortization expense was $23,442, $14,470, and $14,363 excluding amortization expense from discontinued operations of $11, $15 and $3 for the years ended December 31, 2002, 2001 and 2000, respectively. Total accumulated amortization of deferred costs was $108,210 and $79,115 excluding accumulated amortization of deferred costs from discontinued operations of $28 and $17 at December 31, 2002, and 2001, respectively.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION

     The Company, as lessor, has retained substantially all the risks and benefits of property ownership and accounts for its leases as operating leases. Minimum rent from income producing properties is recognized on a straight-line basis over the terms of the respective leases. Percentage rent is recognized when tenants’ sales have reached certain levels specified in the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

     MSC, a wholly owned subsidiary of the Company, has entered into agreements with the unconsolidated joint ventures (see Note 7) to provide management, leasing, development and financing services for the joint venture properties. For management services, MSC is entitled to receive a percentage of rental revenues received by the joint venture property. For leasing services, MSC is entitled to an agreed-upon rate per square foot of space leased that is recognized upon execution of a lease. For development services, MSC is entitled to an agreed-upon fee that is deferred during the pre-development stage of the project and subsequently recognized ratably during the development period once a development agreement is executed. For financial services, MSC receives an agreed upon percentage of the total loan commitment that is recognized when a construction loan or permanent loan is executed by the lender. Costs incurred to provide leasing, development and financial services are capitalized when incurred and subsequently expensed as the fee is earned. Other fee income from unconsolidated joint ventures reflects the fees earned from providing leasing, development and financing services, net of the costs incurred to provide these services and the elimination of intercompany profits.

OTHER PROPERTY REVENUE

     Other property revenue generally consists of revenues from tenants with lease agreements of one year or less, revenues from rentals of temporary in-line space, kiosks and ATM space rentals. It also includes revenues received from lease termination agreements or subsequent collection of receivables previously written off.

INCOME TAXES

     The Company elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”), commencing with its short taxable year ended December 31, 1994. Federal income taxes are not provided for because the Company believes it qualifies as a REIT under the provisions of the Internal Revenue Code (“IRC”) and will distribute in excess of its taxable income to its shareholders. As a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain other requirements. The differences between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions relate primarily to temporary differences, principally real estate depreciation.

     MSC, the Company’s consolidated IRC subchapter C corporate subsidiary, is subject to federal and state income taxes at the prevailing tax rates. MSC has an estimated federal net operating loss carryforward of $44.5 million at December 31, 2002. A valuation allowance has been established for deferred tax assets principally relating to the loss carryforward as there can be no assurance that MSC will generate taxable income in future years.

     For taxable years beginning on or after January 1, 2001, Federal income tax law generally allows a REIT to own stock in one or more subsidiaries (“taxable REIT subsidiaries”) engaged in businesses that generate income that would not constitute qualifying income under the REIT income test. Additionally, Federal income tax imposes certain limitations on the value of the stock in these taxable REIT subsidiaries. Both the REIT and the taxable REIT subsidiaries are subject to strict Federal income tax rules governing their ownership, operation and taxation. As of January 1, 2001, MSC and its subsidiaries filed an election to be treated as taxable REIT subsidiaries.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES — Continued

     The unaudited tax treatment of dividends paid per common share for the years ended December 31, 2002, 2001 and 2000 were as follows:

	Year Ended December 31,

	2002	2001	2000

	(unaudited)
Ordinary income per common share	$0.75	$—	$0.51
Capital gain per common share	0.12	—	—
Return of capital per common share	1.31	2.12	1.54

Dividends paid per common share	$2.18	$2.12	$2.05

FOREIGN OPERATIONS

     The U.S. dollar is the functional currency of the Company’s consolidated and unconsolidated entities operating in the United States. The functional currency for the Company’s consolidated and unconsolidated entities operating outside of the United States is the local currency of the country in which the entity is located.

     The Company’s consolidated subsidiaries whose functional currency is not the U.S. dollar translate their financial statements into U.S. dollars. Assets and liabilities are translated at the exchange rate in effect as of the financial statement date. Income statement accounts are translated using the average exchange rate for the period. Income statement accounts which represent significant, non recurring transactions are translated at the rate in effect as of the date of the transaction. Gains and losses resulting from the translation are immaterial. The Company translates its share of the income of its unconsolidated entities when the functional currency is not the U.S. dollar at the average exchange rate for the period. The Company and its foreign entities have certain transactions denominated in currencies other than their functional currency. In these instances, nonmonetary assets and liabilities are reflected at the historical exchange rate, monetary assets and liabilities are remeasured at the exchange rate in effect at the end of the period, and income statement accounts are remeasured at the average exchange rate for the period. Gains and losses from remeasurement are included in the Company’s results of operations. The Company’s foreign currency gain, net totaling $11,582 arises primarily from the remeasurement of intercompany advances to unconsolidated joint ventures. In addition, gains or losses are recorded in the income statement when a transaction with a third party, denominated in a currency other than the functional currency, is settled and the functional currency cash flows realized are more or less than the exchange rate in effect when the transaction was initiated.

     As of December 31, 2002 and 2001, the Company has foreign investments of approximately $218,064 and $74,665, respectively. The largest portion of this investment is in Spain and the investment’s functional currency is the Euro.

SEGMENT REPORTING

     The Company has adopted Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company’s properties consist of “Landmark Mills” super-regional, retail and entertainment oriented properties, “21st Century Retail and Entertainment” retail and entertainment properties, two community shopping centers, food courts and several restaurant operations, a portfolio of 46 Net Lease Properties, and other retail operations. Each of the Company’s centers are separate operating segments which have been aggregated and reported as one reportable segment because they have characteristics so similar that they are expected to have essentially the same future prospects. These economic characteristics include similar returns, occupancy and tenants and each is located near a metropolitan area with similar economic demographics and site characteristics. This reportable segment consists of greater than 90% of the Company’s assets, revenues and income for each of the years presented.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ACCOUNTING CHANGES: STANDARDS IMPLEMENTED AND TRANSITION ADJUSTMENT

     On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” (together “SFAS No. 133”) SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

     To determine the fair values of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques, such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost, are used to determine fair value. All methods of assessing fair value result in a general approximation of value, which may never be realized.

     On the date SFAS No. 133 was adopted, the Company and its unconsolidated joint ventures were required to recognize all of their derivative instruments as either assets or liabilities and to measure them at fair value. The difference between the derivative instruments’ previous carrying amount and their fair value was recorded as a transition adjustment to accumulated other comprehensive income (loss), which amounted to a fair value loss of $1,279 at January 1, 2001, including the Company’s pro-rata share of the transition adjustment recorded by its unconsolidated joint venture (see Note 9).

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards No. 141 (“FASB No. 141”). FASB No. 141 supercedes APB Opinion No. 16 “Business Combinations” and requires separate identification and allocation of purchase price to in-place operating leases in connection with the purchase of real estate assets. This fair value will be a function of whether the remaining cash flows under the leases at the acquisition date are favorable or unfavorable relative to market prices. The impact of the adoption of FASB No. 141 did not have a material impact on the Company’s financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 but retains SFAS No. 121’s fundamental provisions for recognition/measurement of impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of but retains the requirement to report discontinued operations separately from continuing operations and extends that reporting requirement to a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and for interim periods within those fiscal years. The adoption of SFAS No. 144 by the Company as of January 1, 2002 did not have a material impact on the Company’s financial results.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”) which rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” It also rescinds FASB Statement No. 44, “Accounting for Intangible Assets or Motor Carriers,” and amends FASB Statement No. 13, “Accounting for Leases.” Finally, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. Provisions related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002 and all other provisions are effective for financial statements issued on or after May 15, 2002. The impact of adopting SFAS No. 145 resulted in the Company reclassifying prior year extraordinary losses from extinguishment of debt so that they are reflected as part of ordinary income. The Company does not expect that any other provisions of SFAS No. 145 to materially impact the Company subsequent to adoption.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS 148 amends FASB Statement No. 123 “Accounting for Stock-Based Compensation”, to provide alternative methods of transition to Statement 123’s fair value method of accounting for stock-based employee compensation. Prior to 2002, the Company accounted for the stock option plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock-based employee compensation costs for the years 2001 and 2000 only include costs associated with restricted shares vested during those years. No stock-based employee compensation cost related to options is reflected in 2001 and 2000 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2002, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation prospectively to all employee awards granted, modified, or settled after January 1, 2002. This adoption had an immaterial impact to the 2002 results of operation. Awards under the Company’s plans vest over periods ranging from three to ten years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (See also Note 14).

	Years Ended December 31,

	2002	2001	2000

Net income as reported	$62,475	$21,242	$34,420
Add: Stock-based employee compensation expense included in reported net income, net of minority interest	3,604	2,680	1,304
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of minority interest	(4,065)	(3,466)	(1,986)

Pro forma net income	62,014	20,456	33,738
Deduct: Series B and C preferred stock dividends	(2,555)	—	—

Pro forma income available to common shareholders	$59,459	$20,456	$33,738

Earning per common share:
Basic — as reported	$1.68	$0.85	$1.48
Basic — as pro forma	$1.67	$0.81	$1.45
Diluted — as reported	$1.66	$0.84	$1.47
Diluted — pro forma	$1.64	$0.81	$1.45

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

     The Company adopted the disclosure provisions of FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Direct Guarantees of Indebtedness of Others,” in the fourth quarter of 2002. The Company will apply the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued after December 31, 2002. Under FIN 45, at the inception of guarantees issued after December 31, 2002, the Company will record the fair value of the guarantee as a liability, with the offsetting entry being recorded based on the circumstances in which the guarantee was issued. The Company will account for any fundings under the guarantee as a reduction of the liability. In general, the Company issues guarantees in connection with obtaining construction loans for its unconsolidated joint ventures, and thus in those cases the offsetting entry will be capitalized to its investment in these joint ventures. Adoption of FIN 45 will have no impact to the Company’s historical financial statements as existing guarantees are not subject to the measurement provisions of FIN 45. The impact on future financial statements will depend on the nature and the extent of issued guarantees and the extent of future development activities.

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). Under FIN 46, companies will be required to determine if they are the primary beneficiary of a variable interest entity. If they are the primary beneficiary, the variable interest entity must be consolidated. All companies with variable interests in variable interest entities created after January 31, 2003 must apply the provisions of the FIN 46 immediately. Public companies with a variable interest in a variable interest entity created before February 1, 2003 shall apply the provisions of the FIN 46 to that entity no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. If it is reasonably possible that a company will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, certain disclosures are required in all financial statements issued after January 31, 2003.

     Based on a preliminary review of FIN 46, the Company believes that it is reasonably possible that the adoption of FIN 46 will result in the consolidation of previously unconsolidated entities. The adoption of FIN 46 requires certain disclosures about variable interest entities.

EARNINGS PER COMMON SHARE

     Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the assumed conversion of stock issued pursuant to the Company’s restricted stock program and stock option incentive program using the treasury stock method and the if-converted method for the Company’s convertible preferred stock.

TAX INCREMENT FINANCING

     The Company considers the requirements of EITF 91-10, “Accounting for Special Assessments and Tax Increment Financing Entities,” (effective May 1992) in assessing the need to record an obligation for these forms of project infrastructure financing. These requirements include consideration of whether the assessment is fixed or variable and an evaluation under SFAS No. 5, “Accounting for Contingencies,” of the probability of the Company becoming obligated for the project infrastructure financing.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECLASSIFICATIONS

     Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the current year presentation.

3. ACQUISITIONS

ACQUISITION OF RIVERSIDE SQUARE

     In December 2002, the Company acquired Riverside Square, a property located in Hackensack, New Jersey, six miles west of New York City, from Riverside 062 Partners, L.P., an unrelated third party. The total aggregate consideration of approximately $86,500, excluding closing costs of $1,067, was comprised of $21,500 in cash and newly acquired mortgage financing totaling $65,000. The cash component of the acquisition was financed with borrowings under the Company’s existing revolving loan. The interest rate on the mortgage financing is fixed at 5.77% and the loan matures in January 2013.

ACQUISITION OF FOREST FAIR MALL

     In September, 2002, the Company, through its Mills LP, acquired the Forest Fair Mall in Cincinnati, Ohio along with all rights, title and interest thereto, from Gator Forest Partners, Ltd. (“Gator”), an unrelated third party. The acquisition was performed as part of an exchange transaction involving the sale of 27 net lease properties (see Note 18). The net purchase price of approximately $68,793 is comprised of the assumption of a $58,284 construction loan and $10,509 of cash funded from the Company’s revolving loan. The construction loan matures in December 2006, and bears interest at LIBOR plus 2.0%. The Company is redeveloping and renovating the mall.

ACQUISITION OF JOINT VENTURE INTERESTS

     In May 2002, the Company acquired certain interests in five of its joint venture entities from Simon Property Group (“Simon”). In June 2002, the Company also acquired the outstanding interests in Opry Mills that it did not already own (see Note 7).

ACQUISITION OF THE OASIS AT SAWGRASS

     In October 2001, the Mills LP issued 1,245,000 Mills LP units to the Kan Am USA XIII Limited Partnership in exchange for the remaining 50% interest in The Oasis at Sawgrass that the Mills LP did not already own. The Mills LP units may be exchanged for cash or, at the discretion of the Company, shares of the Company’s common stock. The acquisition gives the Company a 100% interest in the property. The consolidation of the assets and liabilities acquired, comprised primarily of real estate assets, have been treated as a non-cash investing activity.

PRO FORMA RESULTS OF OPERATIONS—UNAUDITED

     The following unaudited pro forma results of operations reflect the Company’s acquisition of Simon’s interest in five of its joint venture entities, the Company’s acquisition of the interests in Opry Mills that it did not already own, and the Company’s acquisition of Riverside Square, as if these transactions occurred on January 1, 2001 and 2002, respectively. In the Company’s opinion, all significant adjustments necessary to reflect the effects of the sale of common stock, the use of the net proceeds there from and the acquisition of property interests have been made.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

3. ACQUISITIONS (Continued)

PRO FORMA RESULTS OF OPERATIONS—UNAUDITED (continued)

	Pro Forma
	Year Ended December 31,

	2002	2001

Revenues	$243,589	$233,938
Income available to common shareholders	$61,189	$24,825
Income per common share — basic	$1.60	$0.76
Income per common share — diluted	$1.58	$0.75

4. DISPOSITIONS

SALE OF AN INTEREST IN FOODBRAND L.L.C.

     In October 2001, the Company sold a 40% interest in FoodBrand to privately-held Panda Restaurant Group (“PRG”) for $9,549 in cash which resulted in a gain of $6,420. FoodBrand which was previously wholly owned by MEI, was created in 1999 to master lease, manage and operate food courts and several restaurants at the Company’s malls. Under the terms of the joint venture agreement, MEI will serve as a co-general and managing partner and all significant business decisions will be subject to approval by both MEI and PRG. The Company has accounted for its interest in FoodBrand joint venture using the equity method beginning October 2001. The deconsolidation of the FoodBrand assets and liabilities subsequent to the sale date has been treated as a non-cash investing activity.

5. OTHER INCOME (EXPENSE)

     Other income (expense) consists of land sale gains and abandoned project costs. Most of the remaining other income (expense) is composed of the operating margins and start-up costs associated with the Company’s MEI-owned operations. In October 2001, the Company sold a 40% interest in FoodBrand to privately-held Panda Restaurant Group at which time the Company began accounting for its interest in FoodBrand using the equity method. The Company retained ownership of the FoodBrand operations at Franklin Mills which are included in other income (expense) for all periods presented below. In June 2002, the Company sold a parcel of land to Gaylord Entertainment, the Company’s former partner in Opry Mills.

	Years Ended December 31,

	2002	2001	2000

Revenues	$3,749	$27,214	$25,759
Expenses	(4,172)	(25,798)	(23,781)
Start-up costs	—	—	(1,126)
Abandoned projects	(2,717)	(3,799)	(6,279)
Gains on land sales	2,500	153	1,255
Other	(13)	(77)	(38)

Total other income (expense)	$(653)	$(2,307)	$(4,210)

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

6. NOTES RECEIVABLE

     Notes receivable held by MSC include $2,654 and $3,733 at December 31, 2002 and 2001, respectively, relating to a reimbursement and annexation agreement with the Village of Gurnee (“Village”) to reimburse the owner of Gurnee Mills for the cost of certain public improvements. The Village has executed a non-interest bearing note for $15,000 to be paid from taxes collected from tenants of Gurnee Mills during a ten-year period beginning one year after Gurnee Mills opened in August 1991. In 1996, the note was amended and the note amount increased to $17,500 to be paid over a thirteen-year period. The note was recorded in 1991 at its net present value based on the estimated taxes to be collected by the Village using a discount rate of 10%. Interest income earned was $335, $548 and $470 for the years ended December 31, 2002, 2001, and 2000, respectively. For the years ended December 31, 2002, 2001, and 2000, collections from the Village totaled $1,414, $1,202 and $1,386, respectively.

     During 2002, the Company, through its wholly owned subsidiary MEI, entered into an agreement with Settings, LLC, (“Settings”) a tenant in Discover Mills operating under the name of the Home Company, to lend up to $14,000 to fund tenant allowances and inventory. The participating note bears interest at a weighted average rate of 8.8% and is secured by Settings’ inventory. The balance at December 31, 2002 was $9,778.

     At December 31, 2002, there were no notes receivable relating to loans made to officers of the Company that have policy making authority. As a result of new regulations pursuant to the Sarbanes-Oxley Act of 2002, officers of the Company may no longer have loans issued to them from the Company and were required to repay any outstanding loans as of December 31, 2002. Notes receivable were $1,825 at December 31, 2001, relating to loans made to certain members of management (who do not have policy making authority to fund purchases of the Company’s common stock on the open market). The notes were recourse, matured in April and September 2002 and accrued interest monthly at interest rates ranging from 6% to 8.0% per annum.

     Included in notes receivable at December 31, 2002 are notes receivable and accrued interest from the City of Hazelwood, Missouri totaling $9,535. The notes, which were acquired in connection with the Company’s development of St. Louis Mills, earn interest at variable rates ranging from 9% to 10% through their maturity in October 2021.

	Years Ended
	December 31,

	2002	2001

Settings	$9,778	$—
City of Hazelwood	9,535	8,687
Village of Gurnee	2,654	3,733
Officer notes	—	1,825
Other	1,683	2,666

	$23,650	$16,911

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

     The Company owns certain operating properties and properties under development through joint ventures in which the Company is a co-general and managing partner. The Company also holds investments in certain retail joint ventures through MEI including a 60% interest in FoodBrand (see Note 4). The Company does not consider itself to be in control of joint ventures when major business decisions require the approval of at least one other general partner. Accordingly, the Company accounts for its joint ventures under the equity method.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     The Company calculates the equity in income or loss earned from its unconsolidated joint ventures based on the Company’s estimate of each partner’s economic ownership which is estimated based on anticipated stabilized cash flows as they would be distributed to each partner. Generally, under the terms of the respective joint venture agreements, net ordinary cash flow is distributed to each partner first to pay preferences on unreturned capital balances, including cumulative unpaid preferences, and thereafter in accordance with residual sharing percentages specified in the joint venture agreement. Cash flow from capital events, including refinancings and asset sales is allocated first to partners in an amount equal to their unreturned capital account and thereafter in accordance with residual sharing percentages. The Company’s residual sharing and capital contribution percentage for each joint venture property at December 31, 2002, is as follows:

		Capital
	Residual Sharing	Contribution
Joint Venture	Percentage	Percentage

Arizona Mills	50.0%	50.0%
Arundel Mills	65.6%	43.8%
Colorado Mills	56.3%	37.5%
Concord Mills	65.6%	43.8%
Discover Mills	50.0%	—
Grapevine Mills	65.6%	43.8%
Katy Mills	62.5%	25.0%
Madrid Xanadú	66.7%	66.7%
Meadowlands Mills (1)	66.7%	33.0%
Ontario Mills	68.8%	43.8%
St. Louis Mills	75.0%	50.0%
The Block at Orange	50.0%	—
Vaughan Mills	50.0%	50.0%

(1)	The Company’s residual sharing percentage for Meadowlands Mills will be 53.3% when the conditions to delivery of the executed joint venture documents from escrow have been satisfied.

     Pursuant to the joint venture agreements, the Company is committed to providing certain levels of equity in addition to amounts invested to date. As of December 31, 2002 the Company has guaranteed repayment of $284 million of the joint venture specified debt, which guarantees generally continue until certain debt service coverage tests are met. In addition, the Company is contingently liable for property taxes and assessments levied against Ontario Mills Limited Partnership by the City of Ontario Special Assessment District (“City”). The remaining aggregate amount of the special tax assessment is approximately $11,956 and will be collected over the remaining 18-year period through 2020 to fund debt service on bonds issued by the City to fund the infrastructure improvements.

     The Company’s real estate joint venture agreements contain buy-sell provisions whereby certain partners can require the purchase or sale of ownership interests among certain partners. Additionally, there are provisions whereby the Company has guaranteed its partners’ preference until permanent financing is obtained. The Company generally guarantees a 9% preferred return on Kan Am’s equity balance.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     In June 2002, the Company completed the acquisition of the interest in Opry Mills held by its partner, Opryland Attractions, Inc. (a subsidiary of Gaylord Entertainment) in an arm’s length transaction. Since the acquisition, the Company now holds 100% of the ownership interest in Opry Mills, and consolidates the operations of the entity. Prior to the acquisition the Company had a 66.7% residual sharing percentage and a 66.7% capital contribution percentage. The net consideration paid by the Company was approximately $30,910 in cash obtained from the sale of common stock in May 2002.

     In May 2002, the Company completed its acquisition of 50% of Simon Property Group’s (“Simon”) interest in Arizona Mills, with Taubman Centers (“Taubman”) acquiring the remaining 50%. In addition, the Company acquired 75% of Simon’s interest in Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills (collectively the “Acquired Properties”), with Kan Am, a joint venture partner in each of the partnerships, acquiring the remaining 25%. The Company has historically accounted for these assets using the equity method of accounting and continues to do so after the acquisition as the Company continues to be a co-general and managing partner in which major business decisions require the approval of at least one other partner. The total consideration paid by the Company for the interests in the Acquired Properties was $124,480 in cash obtained from the sale of common stock in May 2002 (see Note 14). Prior to the acquisition, the Company’s residual sharing percentage and capital contribution percentage were as follows:

	Residual	Capital
	Sharing	Contribution
Joint Venture	Percentage	Percentage

Arizona Mills	36.8%	36.8%
Arundel Mills	37.5%	25.0%
Concord Mills	37.5%	25.0%
Grapevine Mills	37.5%	25.0%
Ontario Mills	50.0%	25.0%

     Condensed combined balance sheets at December 31, 2002 and 2001 and condensed results of operations for the years ended December 31, 2002 and 2001 are presented below for all unconsolidated joint ventures, including investments in certain retail joint ventures held by MEI and a 60% interest in FoodBrand.

	December 31,

	2002	2001

ASSETS:
Income producing property	$1,268,252	$1,309,843
Land held for investment and/or sale	33,899	40,876
Construction in progress	365,916	250,271
Cash and cash equivalents	89,073	61,821
Restricted cash	24,702	12,780
Notes receivable	27,947	28,045
Deferred costs, net	366,194	410,873
Other	134,142	69,492

	$2,310,125	$2,184,001

LIABILITIES AND PARTNERS’ EQUITY:
Debt	$1,396,404	$1,422,130
Other liabilities	141,868	124,942
Mills LP’s accumulated equity	395,250	287,377
Joint venture partners’ accumulated equity	376,603	349,552

	$2,310,125	$2,184,001

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     The primary difference between the carrying value of the Company’s investment in unconsolidated joint ventures and the Mills LP’s accumulated equity noted above is primarily due to the Company’s increased basis as a result of acquiring interests in joint ventures whereby the purchase price was not allocated to the joint venture. Additionally, the difference is due to capitalized interest on the investment balance, capitalized development and leasing costs which are recovered by the Mills LP through fees earned during construction, and loans to the joint ventures that are included in other liabilities. The difference is being amortized over 20 years.

	Years Ended December 31,

	2002	2001	2000

REVENUES:
Minimum rent	$181,775	$176,215	$145,513
Percentage rent	3,176	4,343	4,261
Recoveries from tenants	71,983	71,359	56,870
Other property revenue	21,867	20,252	23,358

Total revenues	278,801	272,169	230,002

EXPENSES:
Recoverable from tenants	65,324	63,453	52,714
Other operating	16,386	19,379	15,897
Depreciation and amortization	94,737	92,506	72,192

Total expenses	176,447	175,338	140,803

	102,354	96,831	89,199
OTHER INCOME (EXPENSE):
Interest income	3,073	4,047	9,519
Interest expense	(82,536)	(90,219)	(77,587)
Loss on extinguishment of debt	(35)	(527)	(943)
Other income (expense)	22,324	14,590	11,787

NET INCOME	$45,180	$24,722	$31,975

MILLS LP’S EQUITY IN EARNINGS OF UNCONSOLIDATED JOINT VENTURES	$30,509	$12,398	$16,224

     Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.

     In March 2002, the Colorado Mills joint venture entered into a construction loan commitment of $160,000. Amounts drawn under this commitment will be guaranteed by the Company as amounts are drawn. The balance at December 31, 2002 was $118,329. The loan proceeds are used to finance the construction and lease-up of Colorado Mills. The loan bears interest at LIBOR plus 225 basis points and matures in March 2005, subject to two one-year extension periods exercisable by the Company, provided no events of default exist at the time of extension and the Company pays a non-refundable extension fee of 30 basis points for each extension. In conjunction with this loan, the Colorado Mills joint venture entered into an interest rate swap which fixes LIBOR at 2.442% on a notional amount of $78,000 maturing in November 2004 and a deferred start interest rate swap which fixes LIBOR at 2.43% beginning in January 2003 and maturing November 2004 on a notional amount of $32,000. Additionally, the Colorado Mills joint venture also obtained a $10,000 letter of credit from the lender. Colorado Mills opened to the public in November 2002.

     In November 2002, the Concord Mills joint venture entered into a loan agreement for approximately $181,000. The permanent loan matures in December 2012. The interest rate is 6.133% and the loan is secured by the Concord Mills property.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     In December 2002, the Katy Mills joint venture entered into a loan agreement for approximately $148,000. The permanent loan matures in January 2013. The interest rate is 6.693%, the loan is secured by the Katy Mills property and the Company guarantees $15,000 of this permanent loan. In connection with the refinancing of debt, the Katy Mills joint venture recognized a loss on debt extinguishment totaling $35 due to the write-off of deferred loan costs. The Company’s share of the loss was $13.

     In December 2002, the Madrid Xanadú joint venture entered into a construction loan agreement for approximately $201,859 (€193,000) (Euro “€”) comprised of a $172,574 (€165,000) construction loan and a $29,285 (€28,000) Value Added Tax (“VAT”) Facility. The loan matures three years from the date on which the first advance is made and bears interest at EuroLIBOR plus 1.55%, and is secured by the Madrid Xanadú property. There are various conditions precedent to loan funding including the achievement of certain leasing thresholds, finalization of various business arrangements and registration of certain documents that are required before a mortgage can be granted and finalization of the ground lease relating to El Corte Inglés, an anchor tenant. The Company will guarantee amounts drawn on this loan up until permanent financing is obtained.

     The Madrid Xanadú project is a super-regional retail and entertainment center being developed in the municipality of Arroyomolinos, within the Communidad of Madrid. This project is being developed pursuant to two joint ventures between the Company and Parecelatoria De Gonzalo Chacón S.A. (“PGC”). One joint venture will develop, own and operate the retail component of the property and the other joint venture will develop, lease and operate the snow dome. The Company owns two-thirds of the retail joint venture and one-third of the snow dome joint venture. PGC contributed the land to the retail joint venture. The Company is obligated to contribute to the retail joint venture any capital, in excess of construction loan proceeds, required to complete the construction of the retail component of the project.

     The Company is also party to an agreement with PGC that has certain put/call provisions relating to PGC’s interest after the construction period ends, that include, among other things, the right of PGC to require the Madrid Xanadú partnership to purchase PGC’s interest in the joint ventures for a price of $36.6 million (€35 million), which price may be adjusted upward depending on the stabilized financial performance of the project.

     In April 2001, the Discover Mills Joint Venture entered into a construction loan agreement for approximately $182,200. The loan commitment matures in April 2004 and has a one-year extension option. The interest rate is LIBOR plus 2.25%, and is guaranteed by the Company. In November 2001, the Joint Venture entered into an interest rate swap agreements which effectively fixed the LIBOR rate at 2.91% on a notional amount of $126,700 maturing in June 2003, 1.9475% on a notional amount of $30,000 maturing April 2004 and a deferred start interest rate swap which effectively fixes LIBOR at 2.10% on a notional amount totaling $126,700 for the period June 2003 to April 2004.

     In May 2001, The Block at Orange Joint Venture refinanced its mortgage loan in the amount of $135,000. The refinancing is evidenced by two promissory notes: a permanent loan in the amount of $108,000 and a mezzanine loan in the amount of $27,000. The proceeds from the loans were used to repay the prior loan balance of $131,522 plus loan finance costs. The permanent loan is secured by the land and improvements at The Block at Orange while the mezzanine loan is guaranteed by the Company. In conjunction with this transaction, the Joint Venture entered into an interest rate swap which effectively fixes the interest rate at 8.0% (see Note 9). The interest rate swap agreement matures in May 2006 and amortizes over a 24 year period to coincide with the loan’s amortization period. In addition, the Joint Venture incurred a $442 extraordinary loss on debt extinguishment. The Company’s share of the loss was $108.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     In August 1998, Simon Property Group (“Simon”), Chelsea GCA Reality Inc. (“Chelsea”), formed a joint venture (“Houston I”) which purchased a site for a future shopping center development located approximately two miles from a site where Katy Mills Limited Partnership (“Katy”), an unconsolidated joint venture, was developing the Katy Mills shopping center. Katy is owned 62.5% by the Company and 37.5% by Kan Am (a major unit holder of the Company’s Mills LP). The Company believed that Simon’s participation in Houston I constituted a breach of other agreements between the Company and Simon. To ensure the economic potential of the Katy Mills development, Katy filed a suit against Simon and Chelsea. In October 1998, Katy executed a settlement agreement with Chelsea and Simon whereby Katy purchased Chelsea’s interest in Houston I for $11,600 and Katy would make additional payments aggregating $21,400 over a four year period as consideration for not building a similar project nearby. The Company’s future payments were initially secured by a pledge of 1,007,620 shares of the Company’s common stock which were reduced pro rata as payments were made. The obligation was fully paid in January 2002 and the remaining number of shares were released.

     The purchase of Chelsea’s interest in Houston I totaling $11,600 has been recorded on Katy’s books as an investment in a partnership. The $21,400 payments were capitalized on Katy’s books as a development cost as it was directly associated with the development of the Katy Mills. Based on Katy’s ability to develop Katy Mills and execute long term leases with tenants, Katy is amortizing the $21,400 Chelsea payment over the period in which Katy benefits, which had been estimated at twenty years.

     St. Louis Mills is a super-regional retail and entertainment center being developed in St. Louis, Missouri. The project is being developed pursuant to a joint venture agreement with an affiliate of Kan Am. The Company will guarantee Kan Am’s portion of construction debt when obtained and Kan Am’s construction period preference until qualified permanent financing is secured for the project. Kan Am will have the right, until specified conditions have been satisfied, to require the joint venture to redeem Kan Am’s interest in the joint venture in exchange for the sum of Kan Am’s total equity investment plus any unpaid construction period preference payments. This redemption obligation is guaranteed by the Company. The specified conditions include approval of the final project development budget and the satisfaction of all contingencies in the project development budget.

     In December 1997, an affiliate of Kan Am and a wholly-owned affiliate of Mills LP entered into a partnership agreement forming Meadowlands Mills Limited Partnership for the purpose of acquiring a mortgage interest in a 587 acre site located on the New Jersey Turnpike (I-95) adjacent to the Continental Arena site in East Rutherford, New Jersey. Empire, Ltd., the current owner of the 587 acre site, and Benjamin Lazare have the right under certain circumstances to be admitted as limited partners to Meadowlands Mills Limited Partnership.

     In October 2002, the Company submitted a proposal to the New Jersey Sports & Exposition Authority (“NJSEA”) to redevelop the Continental Arena site, which will be named Meadowlands Xanadu. In February 2003, the NJSEA selected the Company’s proposal to develop Meadowlands Xanadu, providing the Company and its development partners the exclusive right to negotiate a developer’s agreement. Our development partners are an affiliate of Mack-Cali Realty Corporation and the New York Giants. Assuming the completion of a successful development agreement, the Company will convey the 587 acre parcel to the State of New Jersey.

     The Company expects that Meadowlands Xanadu will be developed by a joint venture between an affiliate of Mack-Cali Realty Corporation and Meadowlands Mills Limited Partnership. The Company is in the process of negotiating the joint venture agreement and its equity requirement has not yet been determined. As of December 31, 2002, the Company had invested $105.3 million in Meadowlands Mills Limited Partnership. Of the amount invested as of December 31, 2002, $48.3 million is an advance to Meadowlands Mills Limited Partnership. Kan Am’s invested capital in Meadowlands Mills Limited Partnership was $24.0 million as of December 31, 2002. The Meadowlands Mills Limited Partnership agreement provides for Kan Am’s right to require Meadowlands Mills Limited Partnership to redeem its interest in the joint venture if a construction loan is not obtained by June 30, 2004.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

7. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Continued)

     Beginning on the “Project Commencement Date,” which is the date on which certain material contingencies have been satisfied, the Company will guarantee the return of Kan Am’s capital contribution upon exercise of its redemption right, which may occur prior to securing the construction loan. The Company will guaranty Kan Am’s portion of the construction debt when a construction loan is obtained. The Company’s guaranty of Kan Am’s preference and Kan Am’s portion of the construction debt will continue until qualified permanent financing is secured for the project. As of December 31, 2002, Kan Am’s unpaid preference was $0.54 million.

     In February 1998, the Company secured a site in Vaughan, Ontario for the development of Vaughan Mills, the first Mills Landmark Center to be developed in Canada. The 180-acre site is located in the City of Vaughan at the southeast corner of Highway 400 and Rutherford Road, approximately 20 miles north of downtown Toronto, Canada. The project will be developed jointly by the Company and by Ivanhoe Cambridge. As of December 31, 2002, the Company had invested $50.2 million in the project.

     In December 2002, Mills-Kan Am Pittsburgh Limited Partnership and A.V. Associates Limited Partnership (“AV Associates”) entered into a partnership agreement for the development of Pittsburgh Mills, which will be located on approximately 313 acres of land in Frazer Township, Pennsylvania.

     Mills-Kan Am Pittsburgh Limited Partnership, through which the Company will operate its interest in the Pittsburgh Mills project, is a joint venture with Kan Am. The Company will guarantee Kan Am’s portion of construction debt, when obtained, and Kan Am’s preference until qualified permanent financing is secured for the project. As of December 31, 2002, the Company had invested $6.1 million in the project.

     Notes receivable from unconsolidated joint ventures were $127,603, $32,587 and $20,818 for the years ended December 31, 2002, 2001 and 2000, respectively. Interest income earned from advances to unconsolidated joint ventures totaled $4,276, $1,678 and $2,748 for the years ended December 31, 2002, 2001 and 2000, respectively.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

8. MORTGAGES, NOTES AND LOANS PAYABLE

     Mortgages, notes and loans payable, excluding mortgages and loans payable included in liabilities on real estate held for disposition, consist of the following:

	December 31,

	2002	2001

The Mills Limited Partnership $75,000 unsecured revolving loan—interest payable monthly at LIBOR plus 2.75%, subject to certain leverage tests, maturing in June 2002 (with a one year extension option).	$—	$10,000
The Mills Limited Partnership $175,000 unsecured revolving loan—interest payable monthly at LIBOR plus 2.75%, subject to certain leverage tests, maturing in May 2005.	—	—
The Mills Limited Partnership term loan—interest payable monthly at LIBOR plus 2.25% with principal reduction of $10,000 in June 2002, and maturing June 2003.	—	45,000
The Mills Limited Partnership term loan—interest payable monthly at LIBOR plus 2.25% with principal reduction of $5,000 in June 2003 and 2004, maturing in May 2005. Interest has been fixed at 4.4% on the balance of the amortizing loan due to an interest rate swap that matures November 2004.	40,000	—
Potomac Mills/Gurnee Mills mortgage loan—principal and interest payments based on 30-year amortization with an anticipated balloon payment in March 2011, and maturity date of March 2031; interest rate at 7.46% per annum.	349,876	352,938
Franklin Mills/Liberty Plaza mortgage loan—principal and interest payments based on 30-year amortization with an anticipated balloon payment in May 2007 and required maturity in 2027; interest rate at 7.88% per annum on $103,795, 7.44% per annum on $18,846, and 6.22% per annum on $12,221.	134,862	136,658
Sawgrass Mills/The Oasis at Sawgrass mortgage loan—principal and interest payments due monthly with a maturity date in July 2006; original loan amount was $300,000; interest rate at 7.18% per annum.	296,268	298,982
Sawgrass Mills/The Oasis at Sawgrass mezzanine loan—interest payable monthly with a maturity date in July 2006; original loan amount was $37,000; interest rate at LIBOR plus 4.50%. Interest is considered to be fixed at 7.34% through June 2003 due to an amortizing interest rate swap on an original notional amount of $37,000 and 6.66% through June 2004 due to an interest rate swap on notional amount of $36,300.	36,499	36,857
Opry Mills mortgage loan—interest payable monthly with a maturity date of October 2007; interest rate at LIBOR plus 1.2%. Interest is considered to be fixed at 5.34% through maturity due to an interest rate swap on a notional amount of $175,000 Additional optional borrowing amount is $25,000.	175,000	—
Cincinnati Mills constructions loan—interest payable monthly with a maturity date of December 2006: interest rate at LIBOR plus 2.0%. Interest is considered to be fixed at 4.42% through December 2004 due to an interest rate swap on a notional amount of $57,000. Total commitment on loan is $71,825.	58,447	—
Riverside Square mortgage loan—interest payable monthly through January 2005, principal and interest payment payable subsequently based on a 30-year amortization with an anticipated balloon payment in January 2013, and maturity date of January 2013; interest rate at 5.773% per annum.	65,000	—
Net Leased Properties mortgage loans—principal and interest payments based on a 30-year amortization with maturity dates ranging from October 2010 to January 2023; weighted average interest rate of 7.78% per annum.	47,374	47,374
Mainstreet Retail loan—principal and interest payments based on a 10-year amortization maturing in July 2010; interest rate at LIBOR plus 4.25%.	10,240	11,588
Concord Mills Residual III mortgage loan—interest only payable monthly at LIBOR plus 2.25% with a maturity date of June 2003.	17,590	13,119
Other notes and loans payable.	11,906	14,752

	$1,243,062	$967,268

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

8. MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

     The Company’s weighted average interest rate at December 31, 2002 and 2001, was 6.78% and 7.23%, respectively, of which $1,133,035 and $941,316 was fixed rate debt at December 31, 2002 and 2001, respectively. None of the Company’s total outstanding consolidated debt at December 31, 2002 is unsecured.

     In September 2002, the Company refinanced its outstanding construction loan secured by Mills LP’s interest in Opry Mills for $175,000. The loan bears interest at LIBOR plus 1.2% through the initial maturity date in October, 2005 and the Company expects to exercise its option to extend the maturity date for two one-year terms. The loan is secured by a deed of trust and assignment of tenant leases. In connection with the refinancing, the Company wrote off $1,260 of unamortized loan costs and paid no pre-payment penalties. This was reflected as an extraordinary loss on debt extinguishments. In July 2002, the Company entered into a deferred start swap agreement to effectively fix the variable rate at 4.14% on a notional amount of $175,000. The swap became effective in October 2002 and terminates in October 2007.

     In May 2002, the Company refinanced and increased its unsecured revolving loan from $75,000 to $175,000. The unsecured revolving loan is used to fund acquisitions and redevelopment activities and serves as a revolving capital facility. As of December 31, 2002, there were no balances outstanding on the unsecured revolving loan. Funds are available subject to certain performance measures and restrictive covenants. The unsecured revolving loan bears interest at a variable rate ranging from 175 basis points to 275 basis points over LIBOR subject to certain leverage hurdles. As of December 31, 2002, the unsecured revolving loan bore interest at LIBOR plus 2.75% and will mature in May 2005.

     Additionally in May 2002, the Company refinanced its term loan which is secured by Mills LP’s equity interest in Franklin Mills. The term loan was permanently reduced from $45,000 to $40,000 and requires two mandatory repayments of $5,000 due in June 2003 and June 2004 and matures in May 2005. The interest rate is LIBOR plus 2.25%.

     In July 2001, the Company and The Oasis at Sawgrass Joint Venture refinanced the debts on Sawgrass Mills and The Oasis at Sawgrass in the amount of $337,000. The loans are evidenced by a mortgage loan in the amount of $300,000 and a mezzanine loan in the amount of $37,000 and are secured by the properties, the Company’s ownership interests in the two properties and an assignment of leases and rents. The net proceeds were used to repay prior loans totaling approximately $332,495.

     In February 2001, the Company entered into a nonrecourse mortgage loan agreement in the amount of $355,000 secured by its interests in Potomac Mills and Gurnee Mills. The proceeds were used to repay a prior loan totaling approximately $271,148 plus a prepayment penalty of $13,350. The remaining proceeds were used to pay down the revolving loan and to fund the Company’s development equity requirements.

     Certain mortgages, notes and loans payable agreements provide for restrictive covenants relating to the maintenance of specified financial performance ratios such as minimum net worth, debt service coverage ratio, loan to value and restriction on future dividend and distribution payments. As of December 31, 2002, the Company was in compliance with these covenants.

     The aggregate maturities of the Company’s borrowings (excluding debt included in liabilities on real estate held for disposition and excluding the debts from the Company’s joint venture entities) at December 31, 2002 are as follows:

2003	$39,667
2004	20,311
2005	45,900
2006	390,962
2007	186,031
Thereafter	560,191

$1,243,062

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

9. FINANCIAL INSTRUMENTS—DERIVATIVES AND HEDGING

     In the normal course of business, the Company and its joint ventures are exposed to the effect of interest rate changes. The Company and its joint ventures limit these risks by following established risk management policies and procedures including the use of a variety of derivative financial instruments to manage, or hedge, interest rate risk. The Company and its joint ventures do not enter into derivative instruments for speculative purposes. The Company and its joint ventures require that the hedging derivative instruments are effective in reducing the interest rate risk exposure. This effectiveness is essential for qualifying for hedge accounting. Changes in the hedging instrument’s fair value related to the effective portion of the risk being hedged are included in accumulated other comprehensive income (loss). In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs. Hedges that meet these hedging criteria are formally designated as cash flow hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, the change in the fair value of the derivative instrument is marked to market with the change included in net income in each period until the derivative instrument matures. Additionally, any derivative instrument used for risk management that becomes ineffective is marked to market through earnings.

     To manage interest rate risk, the Company and its joint ventures may employ interest rate swaps, caps and floors, options, forwards or a combination thereof, depending on an underlying exposure. Interest rate swaps and collars are contractual agreements between the Company, its joint ventures and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contract or collar agreement, the Company’s exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of its counterparties. Net interest differentials to be paid or received under a swap contract and/or collar agreement are accrued as interest expense as incurred or earned.

     Interest rate hedges that are designated as cash flow hedges, hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet and included in accounts payable and other liabilities or in investment in unconsolidated joint ventures (for joint venture hedges) with a corresponding adjustment to either accumulated other comprehensive income (loss) or in earnings depending on the hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains/losses are reported in accumulated other comprehensive income to the extent of the effective portion of the risk being hedged. Changes in the hedging instrument’s fair value related to the effective portion of the risk being hedged are included in accumulated other comprehensive income (loss). Changes in fair value representing (1) the ineffectiveness of the hedging relationship and (2) any other component of fair value not related to the risk being hedged are recorded as interest expense through earnings. Some derivative instruments are associated with the hedge of an anticipated transaction. Over time, the unrealized gains/losses held in accumulated other comprehensive income (loss) will be recognized in earnings consistent with when the hedged items are recognized in earnings.

     In conjunction with the Company’s policy to reduce interest rate risk, the Company, and its unconsolidated joint ventures, have entered into the following interest rate swaps to hedge the variability of monthly cash outflows attributable to changes in LIBOR.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

9. FINANCIAL INSTRUMENTS—DERIVATIVES AND HEDGING (Continued)

     The swaps require the Company to receive LIBOR and pay a fixed rate. A summary of the terms of the derivative instruments as of December 31, 2002, and reconciliation of their fair values and adjustments to accumulated other comprehensive loss are as follows:

	Wholly Owned	Joint Venture

Hedge type	Cash Flow	Cash Flow
Description	Swap	Swap
Range of notional amounts	$37,000 - $175,000	$30,000 - $131,883
Range of interest rate	2.16% - 4.14%	1.95% - 5.35%
Range of effective start dates	6/7/03	1/2/03 - 6/1/03
Range of maturity dates	6/7/03 - 10/10/07	6/1/03 - 5/1/06
Total accumulated other comprehensive loss at December 31, 2001	$(82)	$(4,302)
Change in fair value for the year ended December 31, 2002	(10,363)	(10,850)

Total accumulated other comprehensive loss at December 31, 2002	$(10,445)	$(15,152)

     The Opry Mills joint venture acquired a construction loan in September 2000. In conjunction with this financing, Opry Mills entered into a collar agreement that effectively fixed LIBOR within a range from 6.275% to 7.0% on a notional amount of $170,000 maturing in September 2002. In June 2002, the Opry Mills joint venture terminated the collar. The Company’s share of the cost to terminate the hedge totaling $1,276 was deferred and amortized as interest expense through September 2002, the original maturity date of the hedge.

     Within the next twelve months, the Company expects to reclassify from accumulated other comprehensive income (loss) $2,779 to earnings as interest expense and our unconsolidated joint ventures expect to reclassify $5,826 to earnings as interest expense from the balance held in accumulated other comprehensive income (loss), of which the Company’s pro-rata share is $1,603.

     The Company’s pro-rata share of accumulated other comprehensive loss after minority interest at December 31, 2002 was $14,353. The Company’s comprehensive income for the year ended December 31, 2002 was $53,229.

10. LEASING ACTIVITIES

     The Company has noncancellable leases with tenants with remaining terms ranging from one to 23 years and requiring monthly payments of specified minimum rent. A majority of the leases require reimbursement by the tenant of substantially all operating expenses of the properties. Future minimum rental commitments under the noncancellable operating leases at December 31, 2002 are as follows:

2003	$123,176
2004	110,520
2005	95,716
2006	78,155
2007	66,155
Thereafter	241,887

$715,609

     These amounts do not include percentage rents which may become receivable under certain leases on the basis of tenant sales in excess of stipulated minimums.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

10. LEASING ACTIVITIES (Continued)

     The Company has a noncancellable operating lease for its corporate headquarters in Arlington, Virginia. The lease commenced in April 1996 for a term of ten years. Total rental expense was $3,071, $2,675 and $2,066 for the years ended December 31, 2002, 2001 and 2000. Minimum rental payments under this lease subsequent to December 31, 2002, are as follows:

2003	$2,721
2004	2,788
2005	2,858
2006	1,319

$9,686

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies and include estimated fair value of debt included in liabilities on real estate held for disposition. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

     Cash equivalents, restricted cash, accounts and notes receivable, accounts payable and other liabilities are carried at amounts which reasonably approximate their fair values.

     Fixed rate debt with an aggregate carrying value of $1,133,035 and $941,316 has an estimated aggregate fair value of $1,226,276 and $953,687 at December 31, 2002 and 2001, respectively. Estimated fair value of fixed rate debt is based on interest rates currently available to the Company for issuance of debt with similar terms, credit risk and remaining maturities. The estimated fair value of the Company’s variable rate debt is estimated to be approximately equal to its carrying value of $165,647 and $82,578 at December 31, 2002 and 2001, respectively.

     Disclosure about fair value of financial instruments is based on pertinent information available to management at December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2002, and current estimates of fair value may differ significantly from the amounts presented herein.

12. EMPLOYEE BENEFIT PLANS

     The Company has a 401(K) defined contribution benefit plan that covers all employees who are age 21 or older and have completed at least 60 days of service. Contributions made by employees electing to participate in the plan under salary reduction agreements are recorded when paid into the plan or, alternatively, accrued if unpaid. Employer contributions are accrued and paid into the plan periodically. Employer contributions were $1,550, $1,400 and $1,346 for the years ended December 2002, 2001 and 2000, respectively.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

13. SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     During April and May 2001, the Company sold 750,000 shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) totaling $75,000 in a private placement. The Series A Preferred Stock has an initial coupon of 10.5% with annual 50 basis point increase in each of the next two years, with significant additional increases after the third year. The Series A Preferred Stock is convertible into the Company’s common stock at a strike price of $25.00 per share. The Series A Preferred Stock is callable by the Company after the first year at a specified premium and has no sinking fund requirements. The Series A Preferred Stock is also subject to redemption at the option of the holders of Series A Preferred Stock upon the occurrence of specified events, at a specified premium, determined in accordance with the timing of the event triggering such redemption right. The holders of the Series A Preferred Stock have the right to require the Company to redeem all or a portion of the Series A Preferred Stock for cash if (1) the Company ceases to qualify as a REIT, (2) there is a change in control, as defined in the securities purchase agreement, (3) a material event of noncompliance occurs, as defined in the securities purchase agreement, and (4) shares of the Series A Preferred Stock remain issued and outstanding after April 30, 2006. The Company contributed the proceeds to the Mills LP in exchange for preferred units. The preferred units are subject to the same terms and conditions as the Series A Preferred Stock. Due to the redemption features of the Series A Preferred Stock, the Company accounts for the dividends on the Series A Preferred Stock as interest expense.

     In connection with the issuance of the Series A Preferred Stock, the Company granted the holder a warrant (“Series A Warrant”) to purchase the Company’s common stock at $25.00 per share. The number of common shares that become exercisable under the Series A Warrant is based on the number of shares of Series A Preferred Stock the Company repurchases upon exercise of its call right between May 1, 2002 and November 10, 2003.

14. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL

     At December 31, 2002 and 2001, the total number of shares authorized and outstanding were as follows:

	December 31, 2002		December 31, 2001

	Number of	Number of	Number of	Number of
	Shares	Shares	Shares	Shares
	Authorized	Outstanding	Authorized	Outstanding

Common stock, $0.01 par value	100,000,000	43,196,297	100,000,000	28,462,926
Non-voting common stock, $0.01 par value	50,000,000	—	50,000,000	—
Preferred stock
Series A Cumulative Convertible, $0.01 par value	750,000	750,000	750,000	750,000
Series B Cumulative Redeemable, $0.01 par value	4,300,000	4,300,000	—	—
Series C Cumulative Redeemable, $0.01 par value	3,450,000	3,400,000	—	—
Non-designated	11,500,000	—	19,250,000	—

SALE OF COMMON STOCK

     In December 2002, the Company sold an aggregate of 4,000,000 shares of common stock at an initial price of $29.00 per share. The net proceeds of the offering, which totaled approximately $114,920 after discounts and expenses, were initially used to reduce the Company’s outstanding indebtedness under the revolving loan which was $96,000 at the date of the sale. The remaining proceeds were invested in short-term securities and used as working capital until January 2003 when the Company used the remainder to acquire the Cadillac Portfolio (see Note 18).

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

14. CAPITAL STOCK (Continued)

SALE OF COMMON STOCK (Continued)

     In May 2002, the Company sold an aggregate of 7,500,000 shares of common stock at an initial price of $27.25 per share. The net proceeds of the offering, which totaled approximately $202,460 after discounts and expenses, were initially used to reduce the Company’s outstanding indebtedness under the revolving loan and used as working capital until May 31, 2002. On May 31, 2002, the Company used approximately $124,480 of the net proceeds to acquire 50% of Simon’s interest in Arizona Mills and 75% of Simon’s interests in Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills. On June 28, 2002, the Company used approximately $30,910 of the net proceeds to acquire the ownership interests in Opry Mills that it did not already own (see Note 7).

     In February 2002, the Company sold an aggregate of 1,818,179 shares of common stock in two concurrent offerings at an initial purchase price of $27.50 per share. The net proceeds of both offerings, which totaled approximately $47,016 after discounts and expenses, were used to reduce the outstanding indebtedness under the Company’s unsecured revolving loan.

     In August 2001, the Company sold 4,025,000 shares of common stock, par value $0.01 per share, in a public offering at a purchase price of $24.00 per share. The net proceeds, which totaled approximately $90,784, after discounts and expenses, were used to repay the outstanding indebtedness under the Company’s unsecured revolving loan and to fund the Company’s future development.

SALE OF SERIES B AND SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

     In October and December 2002, the Company sold a total of 7,700,000 shares of 9% Series B and C Cumulative Redeemable Preferred Stock (4,300,000 Series B and 3,400,000 Series C), with a par value of $0.01 per share for $25.00 per share in an underwritten public offering. The proceeds from both offerings totaled approximately $185,602 after deducting underwriting discounts and expenses. The Company contributed the proceeds to the Mills LP in exchange for preferred units. The preferred units have economic terms substantially identical to the Series B and C Cumulative Redeemable Preferred Stock. The net proceeds from the Series B Cumulative Redeemable Preferred Stock were used to repay the amounts outstanding under the Company’s unsecured revolving loan, which totaled $99,000 in October 2002 with the balance used to fund the Company’s development efforts and as working capital. The net proceeds from the Series C Cumulative Redeemable Preferred Stock were used to fund the Company’s acquisition of the Cadillac Portfolio in January 2003 (see Note 18). The dividends on the preferred stock are payable quarterly beginning in November 2002 at 9% of the liquidation preference of $25.00 per share (equivalent to $2.25 per share). The Company cannot redeem the Series B preferred stock before October 9, 2007 or the Series C preferred stock before December 17, 2007, except to preserve its status as a real estate investment trust. On or after October 9, 2007 or December 17, 2007 (for the Series B and C respectively), the preferred stock can be redeemed at $25.00 per share. Holders of the stock will have limited voting rights only if dividends are not paid for six or more quarterly periods. On October 4, 2002, the Company declared a dividend of $0.14375 per share on its Series B Cumulative Redeemable Preferred Stock which was paid on November 1, 2002 to shareholders of record as of October 18, 2002.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

14. CAPITAL STOCK (Continued)

EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per common share:

	Years Ended December 31,

	2002	2001	2000

Net income	$62,475	$21,242	$34,420
Less: Series B and Series C preferred stock dividends	(2,555)	—	—
Adjustment to minority interest	(126)	(72)	(27)

Numerator for basic earnings per common share	59,794	21,170	34,393
Adjustment to minority interest	457	146	25

Numerator for diluted earnings per common share	$60,251	$21,316	$34,418

Denominator:
Weighted average shares	35,726	25,262	23,341
Outstanding unvested restricted stock awards—weighted average shares	(235)	(220)	(46)

Denominator for basic earnings per share-adjusted weighted average shares	35,491	25,042	23,295
Effect of dilutive securities:
Employee stock options and restricted stock awards	864	449	43

Denominator for diluted earnings per share-adjusted weighted average shares	36,355	25,491	23,338

Basic earnings per common share	$1.68	$0.85	$1.48

Diluted earnings per common share	$1.66	$0.84	$1.47

MINORITY INTEREST

     Assets and liabilities allocated to the limited partners (the “Minority Interest”) are based on their ownership percentage of the Mills LP at year end. The ownership percentage is determined by dividing the number of Mills LP Units held by the minority interest at year end by the total Mills LP Units outstanding at year end. The minority interest ownership percentage in assets and liabilities of the Mills LP was 27.32% and 37.11% at December 31, 2002 and 2001, respectively.

     Income before minority interest, and after preferred dividends is allocated to the limited partners based on their weighted average ownership during the year. The ownership percentage is determined by dividing the weighted average number of Mills LP units held by the Minority Interest by the total weighted average number of Mills LP units outstanding during the year. For purposes of this calculation, shares granted, even if not issued, in conjunction with the Company’s stock incentive plan are included. For basic earnings per share, the ownership percentage is adjusted to reflect only shares vested and issued and for dilutive earnings per share the ownership percentage is further adjusted to reflect the dilutive impact of unvested restricted stock and options.

     There were 16,237,425 and 16,797,152 limited partnership units in the Mills LP, as of December 31, 2002 and 2001, respectively, not held by the Company which were outstanding and could be exchanged for cash or, at the Company’s election, shares of common stock of the Company on a one-for-one basis in specified circumstances. This exchange right has not been considered in the computation of per share data as it does not have a dilutive effect. The common shares that may become exercisable under the Series A Warrant and the common shares that would be issued if the Series A Preferred Stock is converted have not been considered in the computation of per share data, as they are anti-dilutive for all periods presented. Certain options outstanding were not included in the computation of diluted earnings per share because the exercise price of the options was higher than the average market price of common stock for the applicable periods or, because the conditions which must be satisfied prior to issuance of any such shares were not achieved during the applicable periods, therefore, the effect would be anti-dilutive.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

14. CAPITAL STOCK (Continued)

STOCK OPTION PLANS

     The Company has an Executive Equity Incentive Plan (“Plan”) for the purpose of attracting and retaining directors, executive officers and other key personnel of the Company, the Mills LP and their subsidiaries. Pursuant to the Plan, 4,500,000 shares of common stock have been reserved for issuance of stock options and restricted stock. The options and restricted stock are issued at a price not less than 100% of fair market value at the date of grant. The options expire 10 years from the date of grant and will contain such other terms and conditions (including, without limitation, conditions to vesting) as may be determined by the Company’s Executive Compensation Committee. In 1999, the Company adopted a broad based 1999 Stock Option Plan for the purpose of advancing the interests of the Company, the Mills LP and their subsidiaries. Pursuant to the plan, 2,000,000 shares of common stock have been reserved for issuance of stock options and restricted stock. The options and restricted stock are issued at a price not less than 100% of fair market value at the date of grant, expire 10 years from the date of grant and will contain such other terms and conditions (including, without limitation, conditions to vesting) as may be determined by the Company’s Executive Compensation Committee.

     A summary of the Company’s stock option activity and related information for the years ended December 31, 2002, 2001 and 2000, respectively, is as follows:

	Years Ended December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding-beginning of year	3,496	$20.79	4,756	$21.61	5,276	$21.63
Granted	2	26.14	93	19.60	3	18.63
Exercised	(683)	20.43	(438)	18.93	(46)	17.64
Forfeited and expired	(68)	18.15	(37)	20.63	(477)	21.47
Restricted Stock Grants — Tender Offer	—	—	(878)	25.04	—	—

Outstanding — end of year	2,747	$20.90	3,496	$20.79	4,756	$21.61

Exercisable at end of year	2,015	$21.66	2,032	$21.62	1,925	$21.59
Weighted average fair value of options per share granted during the year		$0.58		$1.67		$1.27

     The range of exercise prices of options outstanding at December 31, 2002 was $17.31 to $26.19. The weighted average remaining contractual life of options outstanding at December 31, 2002 was 4.9 years.

     In November 2000, the Company commenced a tender offer to acquire all of the outstanding options with an exercise price of $23.50 or more for shares of restricted stock. In January 2001, the Company purchased approximately 878,331 options in exchange for approximately 98,932 shares of restricted stock, which have a three-year vesting period.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

14. CAPITAL STOCK (Continued)

STOCK OPTION PLANS — Continued

     The fair value for options was estimated at the date of grant using a Black Scholes option pricing model with the following assumptions:

	Years Ended December 31,

	2002	2001	2000

Risk-free interest rate	5.3%	4.6%	6.5%
Dividend Yield	9.2%	9.7%	10.0%
Volatility factor	10.8%	25.8%	20.2%
Life (years)	5.4	3.1	5.5

     The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures and subsequent to January 1, 2002, for recording the fair value, the estimated fair value of the options granted is amortized to expense over the options’ vesting period.

RESTRICTED STOCK GRANTS

     Pursuant to both the Executive Equity Incentive Plan and the 1999 Stock Option Plan, the Company grants restricted stock to its directors, officers and other key employees. Vesting periods for restricted stock are determined by the Company’s Executive Compensation Committee. As of December 31, 2002, the Company had grants of 651,409 shares of non-vested restricted stock outstanding pursuant to such plans, which shares vest as follows:

2003	2004	2005	2006

307,493	228,953	99,833	15,130

     The number and weighted average market value per share of restricted shares granted during each year is as follows:

	2002	2001	2000

Restricted shares granted during year	273,163	338,727	281,073
Weight average market value per share of restricted shares granted during year	$27.85	$19.93	$16.61

     An additional 39,020 shares of stock would be issued and would vest only upon a change in control of the Company.

15. COMMITMENTS AND CONTINGENCIES

     The Company is subject to the risks inherent in the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of retailers, competition for retailers, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

15. COMMITMENTS AND CONTINGENCIES (Continued)

     The Company currently is neither subject to any other material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company other than routine litigation and administrative proceedings arising in the ordinary course of business (see Note 18).

     As of December 31, 2002, the Company had outstanding letters of credit totaling $396 which were provided to certain utility companies and The Ministry of Finance of the Province of Ontario Canada as security for certain performance criteria.

16. TRANSACTIONS WITH AFFILIATES

     MSC provides management, leasing and related services to entities owned by partners of the Mills LP. Fees earned for the years ended December 31, 2002, 2001 and 2000, were $202, $215 and $258, respectively.

     In addition, MSC provides development and leasing, financing and management services to the unconsolidated joint ventures. Fees recorded during 2002, 2001 and 2000 were $19,579, $18,318 and $16,824, respectively.

17. NON-CASH INVESTING AND FINANCING INFORMATION

     In September 2002, the Company acquired 100% of the Forest Fair Mall for cash and the assumption of debt. The assets and liabilities acquired were as follows:

Net real estate and development assets	$69,362
Cash and cash equivalents	—
Accounts receivable	—
Deferred costs, net and other assets	67
Loans payable	(58,284)
Accounts payable and other liabilities	(636)

Company’s cash used in acquisition	$10,509

     Opry Mills Limited Partnership was accounted for under the equity method until June 2002, when the Mills LP acquired the remaining interest that it did not already own. Opry Mills is now consolidated with the Company. The Company’s interest in the assets and liabilities of Opry Mills on the date of acquisition were as follows:

Net real estate and development assets	$171,040
Cash and cash equivalents	2,722
Accounts receivable	2,572
Deferred costs, net and other assets	31,665
Loans payable	(172,873)
Accounts payable and other liabilities	(4,216)

Company’s cash used in acquisition	$30,910

     In December 2002, the company acquired 100% of the Riverside Square Mall for cash and newly acquired mortgage financing. The assets and liabilities acquired were as follows:

Net real estate and development assets	$86,625
Loans payable	(65,000)
Accounts payable and other liabilities	(125)

Company’s cash used in acquisition	$21,500

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

17. NON-CASH INVESTING AND FINANCING INFORMATION (Continued)

     During 2002, 560,000 limited partnership units of Mills LP were exchanged for an equivalent number of common shares at current market values totaling approximately $16,258.

18. SUBSEQUENT EVENTS

PROJECTS UNDER DEVELOPMENT—MEADOWLANDS XANADU

     On March 27, 2003, Hartz Mountain Industries, Inc. filed a lawsuit in the Superior Court of New Jersey, Law Division, for Bergen County, seeking to enjoin the New Jersey Sports and Exposition Authority from entering into a contract with Mack-Cali Realty Corporation and the Company for the redevelopment of the Continental Arena Site. The Company believes that its proposal fully complied with applicable laws and the request for proposals, and the Company plans to vigorously enforce its rights concerning this project. The Company does not currently believe that this lawsuit will have any material affect on its ability to develop the project.

SALE OF 27 NET LEASE PROPERTIES

     In conjunction with the Company’s acquisition of Forest Fair Mall, the Company entered into an agreement with Gator to exchange 27 of its 46 Net Lease Properties for an aggregate sales price of $58,700, net of transaction costs. The Net Lease Properties are operating as CVS stores under single tenant net leases, and are subject to mortgages of approximately $55,400 at December 31, 2002. The exchange settlement was completed on March 13, 2003. No gain or loss will be recognized in conjunction with the exchange.

ACQUISTION OF CADILLAC PROPERTIES

     In January 2003, the Company through the Mills LP, completed the acquisition of five shopping center properties from The Cadillac Fairview Corporation Limited and various affiliated entities (“Cadillac”). The five properties were purchased for $532,000, excluding closing costs. The properties are located in Ft. Lauderdale, FL; Dover, DE; White Plains, NY; Jackson, MS and New Orleans, LA. In addition to the five properties, the Company acquired approximately 110 acres of developable land adjacent to the properties for $7,930. The total aggregate purchase price for the five properties and the developable land adjacent to the properties was negotiated in an arms length transaction and was approximately $539,930, excluding closing costs of approximately $7,935, consisting of $157,930 in cash, and $320,000 in new mortgage financing and $62,000 of assumed debt as detailed below. In addition to the mall acquisitions, the purchase agreement also provides for the Company’s acquisition of Cadillac’s interests in two joint ventures, each of which owns a property located in Atlanta, Georgia for a range up to approximately $62,500. In addition to customary closing conditions, the Company’s obligation to purchase Cadillac’s interests in the two joint venture properties is subject to the discretion of Cadillac as to what percentage to sell the Company and the other joint venture partners’ rights of first refusal and consent rights.

     The Company obtained a mortgage loan totaling $320,000 secured by Dover Mall, Dover Commons, Galleria at White Plains, Northpark Mall and The Esplanade. The mortgage loan bears interest at LIBOR plus 210 basis points. The loan matures in February 2006 and has two one-year extension options. In conjunction with this refinancing, the Company entered into a swap agreement to effectively fix the interest rate at 4.17% through February 2005 on a notional amount of $245,000. The Company assumed a $62,000 mortgage secured by Broward Mall. The loan bears interest at 6.9% and matures in March 2009. Principal payments of $1,500 are due in March 2003, 2004 and 2005, with annual principal payments of $2,000 thereafter.

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

19. UNAUDITED QUARTERLY RESULTS OF OPERATIONS

     The following is a summary of results of operations for each of the fiscal quarters during 2002 and 2001. Net income for the three months ended June 30, 2002 has been restated to include $6,599 net foreign exchange gains not previously recorded and updated for changes as a result the implementation of SFAS No. 145 and discontinued operations (see Note 20).

		Three Months Ended

2002	March 31	June 30(1)	September 30	December 31

Total revenues and interest income	$46,830	$48,397	$57,013	$70,687
Income before discontinued operations and minority interest	15,501	23,416	18,160	32,888
Income before minority interest	15,600	23,515	18,259	32,988
Net income	9,897	15,847	12,797	23,934
EARNINGS PER COMMON SHARE—BASIC:
Income before discontinued operations per common share
available to stockholders	$0.34	$0.46	$0.33	$0.55
Discontinued operations per common share	—	—	—	—

Income per common share	$0.34	$0.46	$0.33	$0.55

EARNINGS PER COMMON SHARE—DILUTED:
Income before discontinued operations per common share available to stockholders	$0.33	$0.45	$0.33	$0.54
Discontinued operations per common share	—	—	—	—

Income per common share	$0.33	$0.45	$0.33	$0.54

Basic common shares	28,991,840	34,955,438	38,425,345	39,256,574
Diluted common shares	29,853,384	35,822,766	39,277,696	40,132,145
		Three Months Ended,

2001	March 31	June 30	September 30	December 31

Total revenues and interest income	$45,865	$46,168	$47,342	$51,552
Income before discontinued operations and minority interest	(8,097)	10,456	11,768	20,180
Income (loss) before minority interest	(7,996)	10,557	11,869	20,280
Net (loss) income	(4,778)	6,314	7,202	12,504
EARNINGS PER COMMON SHARE—BASIC:
Income before discontinued operations per common share available to stockholders	$(0.20)	$0.27	$0.29	$0.46
Discontinued operations per common share	—	—	—	—

Income (loss) per share	$(0.20)	$0.27	$0.29	$0.46

EARNINGS PER COMMON SHARE—DILUTED:
Income before discontinued operations per common share available to stockholders	$(0.20)	$0.26	$0.28	$0.45
Discontinued operations per common share	—	—	—	—

Income (loss) per share	$(0.20)	$0.26	$0.28	$0.45

Basic common shares	23,395,622	23,726,943	25,468,401	27,896,129
Diluted common shares	23,646,672	24,234,730	26,006,608	28,396,132

THE MILLS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollars in thousands, except share, unit and per share data)

(1)       Prior to the fourth quarter of 2002, the Company accounted for its investments and advances in foreign operations in U.S. dollars. In early 2003, the Company determined that the appropriate accounting is to denominate investments and advances in the foreign currency in which the investee operates. In addition, the Company corrected the functional currency for its investees to the local foreign currency. This resulted in the restatement of operating results for foreign currency exchange gains totaling $6,599 before minority interest in the second quarter and the cumulative results for the third quarter of 2002. This gain primarily resulted from the Company’s Euro-denominated investments and advances strengthening against the dollar. There was no material impact on the operating results for any other periods.

20.     RECLASSIFICATION FOR DISCONTINUED OPERATIONS AND LOSSES ON EXTRAORDINARY DEBT

     The Company is re-issuing in an updated format its historical financial statements in connection with the March 2003 exchange of 27 of its 46 Net Lease Properties. In compliance with SFAS No. 144, the Company will report revenue, expenses and gain on sale from these properties as discontinued operations for each period presented in its quarterly reports filed since the date of the sale (including the comparable period of the prior year). The Company is also re-issuing in an updated format its historical financial statements in connection with the adoption of Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”) which rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and amendment of that statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” It also rescinds FASB Statement No. 44, “Accounting for Intangible Assets or Motor Carriers,” and amends FASB Statement No. 13, “Accounting for Leases.” Finally, SFAS 145 amends other existing authoritative pronouncements to make technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. Provisions related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002 and all other provisions are effective for financial statements issued on or after May 15, 2002. The Company has updated its historical financial statements reclassifying prior year extraordinary losses from extinguishment of debt so they are reflected as part of ordinary income.

     The following is a summary of the income from discontinued operations for the years ended December 31, 2002, 2001 and 2000.

	Years Ended December 31,

	2002	2001	2000

Minimum rent	$5,554	$5,554	$1,320
Interest expense	(4,012)	(4,006)	(1,026)
Depreciation and amortization	(1,145)	(1,145)	(286)

Income from discontinued operations	$397	$403	$8

     Assets and liabilities of the 27 Net Lease Properties held for sale consisted of the following:

	December 31,

	2002	2001

ASSETS:
Land and land improvements	$17,592	$17,592
Building and improvements	45,236	45,236
Accumulated depreciation and amortization	(2,577)	(1,432)
Accounts receivable, net	1,223	680
Deferred costs, net	274	283

Real estate held for disposition, net	$61,748	$62,359

LIABILITIES
Mortgages, notes and loans payable	$55,620	$56,626

Liabilities on real estate held for disposition	$55,620	$56,626

     THE MILLS CORPORATION SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION DECEMBER 31, 2002

				COST
				CAPITALIZED	GROSS AMOUNT AT
		INITIAL COST		SUBSEQUENT	WHICH CARRIED AT
		TO PARTNERSHIP (3)		TO	CLOSE OF PERIOD
				ACQUISITION,
			BUILDING,	BUILDING,		BUILDING,
			EQUIPMENT	EQUIPMENT	LAND	EQUIPMENT		ACCUMU-
	ENCUM-		AND	AND LAND	AND	AND		LATED
	BERANCES		IMPROVE-	IMPROVE-	IMPROVE-	IMPROVE-	TOTAL	DEPREC-	YEAR
DESCRIPTION (1)	(2)	LAND	MENTS	MENTS	MENTS	MENTS (4)(5)	(6)(7)	IATION (8)	ACQUIRED

Landmark Mills
Franklin Mills	$125,427	$15,333	$—	$183,503	$31,315	$167,521	$198,836	$60,945	1986
Franklin Mills Residual	—	4,779	—	(4,275)	504	—	504	—	1986
Gurnee Mills	162,635	23,770	—	189,032	40,652	172,150	212,802	68,730	1988
Potomac Mills	187,242	8,486	—	166,671	41,691	133,466	175,157	61,404	1983
Sawgrass Mills	281,420	13,750	—	174,061	18,517	169,294	187,811	56,090	1986
The Oasis at Sawgrass	51,347	9,417	52,816	1,756	9,486	54,503	63,989	5,864	2001
Opry Mills (9)	175,000	57,339	162,815	—	57,339	162,815	220,154	13,504	2002
Cincinnati Mills (10)	58,447	6,502	24,723	—	6,502	24,723	31,225	150	2002
21st Century
Riverside Square (11)	65,000	10,403	77,171	—	10,403	77,171	87,574	100	2003
Community Centers
Liberty Plaza	9,435	9,335	14,456	9,696	8,975	24,512	33,487	4,257	1994
Concord Mills Marketplace	17,590	4,387	691	5,460	8,766	1,772	10,538	122	2001
Net Lease Properties	47,374	15,346	35,818	1,564	14,674	38,054	52,728	2,486	2000
Construction in progress, development, and pre-construction costs	—	—	—	103,278	—	103,278	103,278	—	Various
Corporate	51,905	6,276	2,769	23,233	8,980	23,298	32,278	16,090	Various
Mainstreet Retail	10,240	—	484	401	—	885	885	719	1995

Totals	$1,243,062	$185,123	$371,743	$854,380	$257,804	$1,153,442	$1,411,246	$290,461

THE MILLS CORPORATION
NOTES TO SCHEDULE III
December 31, 2002
(Dollars in thousands)

(1)	The Company owns super-regional, retail and entertainment-oriented centers (“Landmark Mills”), regional retail and entertainment oriented centers (“21st Century”), community shopping centers (“Community Centers”) and a portfolio of 46 single tenant net lease properties (“Net Lease Properties”) at various locations throughout the United States, 27 of which were sold during the first quarter of 2003. The geographic locations of the Landmark Mills, the 21st Century Retail, the Community Centers, and the Net Lease Properties are as follows:

Property Name	Location

MILLS LANDMARK:
Cincinnati Mills	Cincinnati, OH
Franklin Mills	Philadelphia, PA
Franklin Mills—Residual	Philadelphia, PA
Gurnee Mills	Gurnee, IL (Chicago)
Potomac Mills	Woodbridge, VA (Washington, DC)
Sawgrass Mills	Sunrise, FL (Ft. Lauderdale)
Sawgrass Mills—Phase II	Sunrise, FL (Ft. Lauderdale)
The Oasis at Sawgrass	Sunrise, FL (Ft. Lauderdale)

21st CENTURY:
Riverside Square	Hackensack, NJ (New York City/Northern New
Jersey)

COMMUNITY CENTERS:
Concord Mills Marketplace	Concord, NC (Charlotte)
Liberty Plaza	Philadelphia, PA

NET LEASE PROPERTIES:	Various (throughout the United States)

(2)	See description of mortgages, notes and loans payable in Note 8 of the Notes to the Consolidated Financial Statements.

(3)	Initial cost of properties is the cost basis at the end of the calendar year for the year the asset was placed in service.

(4)	In 1991, the City of Sunrise, Florida issued municipal bonds in the amount of $24,730 and reimbursed the limited partnership that owns Sawgrass Mills for costs of public works which amounted to approximately $21,000. Costs previously capitalized to income producing property were reduced upon reimbursement.

(5)	Depreciation is computed based upon the following estimated lives:

Building and improvements	40 years
Land improvements	20 years
Equipment	7 years
Tenant improvements	Lesser of life of asset or life of lease

(6)	The aggregate cost of land, land held for sale, buildings, improvements, equipment and tenant improvement for federal income tax basis is $1,475,709 (unaudited) at December 31, 2002.

THE MILLS CORPORATION
NOTES TO SCHEDULE III (Continued)
December 31, 2002
(Dollars in thousands)

(7)	Reconciliation of real estate and development assets, excluding investment in unconsolidated joint ventures and accumulated depreciation:

	2002	2001	2000

Balance at January 1	$1,078,686	$1,008,508	$976,574
Acquisitions	361,964	126,156	175,816
Retirements/Disposed Properties	(1,763)	(6,085)	(136,359)
Reclassification to real estate assets held for disposition, net	(62,828)	(62,828)	(62,828)
Other	35,187	(49,893)	(7,523)

Balance at December 31	$1,411,246	$1,015,858	$945,680

(8)	Reconciliation of accumulated depreciation:

	2002	2001	2000

Balance at January 1	$251,285	$222,910	$239,484
Additions charged to costs and expenses	31,444	26,900	26,598
Acquisitions	10,656	3,605	—
Reclassification to real estate assets held for disposition, net	(2,577)	(1,432)	(286)
Removal of accumulated depreciation	(347)	(2,130)	(43,172)

Balance at December 31	$290,461	$249,853	$222,624

(9)	In June 2002, the Company acquired from Simon the additional interest in Opry Mills that it did not previously own. The cost basis of Opry Mills that the Company acquired in June 2002, that it did not previously own was approximately $30,910.

(10)	In September 2002, the Company acquired Forest Fair Mall in Cincinnati, Ohio. The Company is redeveloping and renovating the mall and will re-open it under the name of Cincinnati Mills in late 2003 or early 2004. The cost basis of Cincinnati Mills as of the date it was acquired was approximately $68,793.

(11)	In December 2002, the Company acquired Riverside Square, a retail property located in Hackensack, New Jersey. The costs basis of Riverside Square as of the date it was acquired was approximately $86,500.

(12)	27 net lease properties have been classified as real estate assets held for disposition, net, in the balance sheet of the Company’s financial statements in the amount of $60,251 and $61,396 for the years ended December 31, 2002 and 2001, respectively. Encumbrances on these net lease properties of $55,620 and $56,626 for the years ended December 31, 2002 and 2001, respectively have been classified as liabilities on real estate held for disposition. Accordingly, these 27 net lease properties have not been included in the above schedule.